Exhibit 4.16

English Translation

Supplement Agreement No. 2 to Limited Partnership Admission Agreement

Huangshan Panjie Investment Management Co., Ltd.

Jiangsu Su Xuan Tang Pharmaceutical Co. Ltd.

Party A: Huangshan Panjie Investment Management Co., Ltd

Legal Representative: LI, Ren Yong

Party B: Jiangsu Su Xuan Tang Pharmaceutical Co., Ltd.

Legal Representative: ZHOU, Feng

In view of Supplement Agreement to Huangshan Panjie Investment Center (Limited Partnership) Partnership Admission Agreement signed by Party A and Party B, agreeing that Party B make RMB 2,500 of capital contribution to Party A which be managed by Huangshan Panjie Investment Fund LLP (“Fund”), and with the aim of rational use of the capital contribution, Party A and Party B herewith agree to reach the following Supplement Agreement on the bilateral use, and distribution of capital gains

Article 1. Use of the Capital Contribution

1. Starting from the day when the Fund receives the capital contribution from Party B, the contribution must be listed separately on the Fund. If the Fund needs to use the capital contribution for investment, it is subject to following processes for approval:

(1) The voting committee of the Fund votes in accordance with the current procedures;

(2) Party A must obtain written consent from Party B even when the voting committee agrees to make external investment. If Party B continues make more capital contribution to the Fund, it shall subject to this Supplement Agreement.

Article 2. Distribution of Capital Gains

In accordance with the stipulation of capital gains distribution on the Supplement Agreement to Huangshan Panjie Investment Fund LLP Limited Partnership Admission Agreement, Party A will take 20% of the carried interest that Party B generates based on its the portion of capital contribution to the Fund, and the rest 80% of the carried interest belongs to Party B.

Article 3. Legal Validity of this Supplement Agreement and Others

This Supplement Agreement will become effective immediately on the day signed by representative or authorized representative and sealed.

This Supplement Agreement is in duplicate, one for each Party. Each of them has the same legal validity.

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[Signature page for the Supplement Agreement No. 2 to Limited Partnership Admission Agreement]

Party A: Huangshan Panjie Investment Management Co., Ltd (sealed)

Legal representative or authorized representative (signature): Renyong Li (sealed)

Party B: Jiangsu Su Xuan Tang Pharmaceutical Co., Ltd. (sealed)

Legal representative or authorized representative (signature): Feng Zhou (sealed)

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